Exhibit 99.1

Hyperscale Data Announces Preliminary Cash and Restricted Cash Position of $27 Million and Total Assets of $214 Million as of June 30, 2025

Over $20 Million of Debt Reduced in 2025

LAS VEGAS--(BUSINESS WIRE) – August 4, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data,” or the “Company”), today announced preliminary financial results for the quarter ended June 30, 2025, highlighting a cash position per share that exceeds the Company’s current market capitalization.

Preliminary Financial Highlights as of June 30, 2025:

•	Cash and cash equivalents and restricted cash totaled approximately $27 million; and

•	Total assets were approximately $214 million.

“Our second-quarter results reflect continued execution and strong financial discipline. We have reduced debt by over $20 million year-to-date and are actively building a stronger and more focused asset base,” said Milton “Todd” Ault III, Executive Chairman of Hyperscale Data. “We are seeking to establish Hyperscale Data as a differentiated platform at the intersection of artificial intelligence (“AI”) infrastructure and blockchain-based treasury innovation. We look forward to updating stockholders over the coming months about the expansion of our digital asset acquisition strategies.”

The Company expects to begin publishing monthly updates on its digital asset holdings starting in August 2025, with the first report to reflect initial $XRP positions added to the balance sheet.

With increased liquidity and a $214 million asset base, Hyperscale Data is well-positioned to capitalize on growth opportunities in both AI infrastructure and blockchain technology.

All financial figures are preliminary and unaudited. Final results will be included in the Company’s Form 10-Q for the quarter ended June 30, 2025, expected to be filed with the SEC on or before the required deadline.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur on or about December 31, 2025, though there can be no assurance that the Divestiture will be completed during 2025. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be stockholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235